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                                                                    Exhibit 5.1


                                                              550 West C Street
                                                                     Suite 1300
                                                                      San Diego
Telephone: (619) 234-1966                                        CA  92101-3532
Facsimile: (619) 234-3848 (12th Floor)


                                November 12, 1999


Dura Pharmaceuticals, Inc.
7475 Lusk Blvd.
San Diego, California  92121

         Re: Dura Pharmaceuticals, Inc. Registration Statement on Form S-8 for 2,500,000 Shares of Common Stock Issuable under its 1992 Stock Option Plan, as amended and restated, and 192,308 shares of Common Stock Issuable under a Notice of Grant of Stock Option dated November 9, 1998
                  --------------------------------------------------------------

Ladies and Gentlemen:


                  We have acted as counsel to Dura Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,500,000 shares of Common Stock of the Company (the "Plan Shares") and related stock options for issuance under the Company's 1992 Stock Option Plan, as amended and restated (the "Plan") and (ii) 192,308 shares of the Common Stock of the Company (the "Option Shares") under a Notice of Grant of Stock Option dated November 9, 1998 (the "Option Agreement"). The Plan Shares and the Option Shares are collectively referred to herein as the "Shares."

                  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Plan and the execution of the Option Agreement. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of the Plan and in accordance with the Registration Statement, or (b) the provisions of the Option Agreement and in accordance with the Registration Statement, as applicable, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
 509 of Regulation S-K.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, the Option Agreement or the Shares.

                                       Very truly yours,


                                       /s/ Brobeck, Phleger & Harrison LLP
                                       -----------------------------------
                                       BROBECK, PHLEGER & HARRISON LLP